Exhibit 99(1)
CanArgo Energy Corporation
FORM OF INSTRUCTIONS AS TO USE OF CANARGO ENERGY CORPORATION
SUBSCRIPTION RIGHTS CERTIFICATES
PLEASE CONSULT COMPUTERSHARE (“U.S. SUBSCRIPTION AGENT”) OR
YOUR BANK, BROKER OR OTHER NOMINEE AS TO ANY QUESTIONS.
     The following instructions relate to the rights offering (the “Rights Offering”) by CanArgo Energy Corporation, a Delaware corporation (the “Company”), to U.S. holders of its common stock, par value $0.10 per share (“Common Stock”), as described in the Company’s accompanying prospectus, dated •, 2008 (the “Prospectus”). In the event that there is a conflict between these instructions and the Prospectus, the Prospectus controls. The Company’s stockholders of record at the close of business on •, 2008 (the “Record Date”), are receiving one transferable subscription right (“Right”) for each share of Common Stock held by them at the Record Date. Each Right will entitle the holder to purchase one (1) new share of Common Stock at $0.10 per full share (the “Subscription Price”). In the Rights Offering, the Company is offering an aggregate of approximately • shares of Common Stock.
     Eight separate private investors (collectively, the “Standby Underwriters”) have severally agreed to purchase the unsubscribed for shares in the Rights Offering. As such, the Standby Underwriters collectively will purchase the shares not purchased through the exercise of the Rights, as further described in the Prospectus.
     No fractional shares of Common Stock will be issued upon exercise of the Rights and no cash in lieu thereof will be paid. Instead, fractional shares of Common Stock will be rounded down to the nearest whole share. Nominee holders of Common Stock that hold, on the Record Date, shares for the account of more than one beneficial owner may exercise the number of Rights to which all such beneficial owners in the aggregate would otherwise have been entitled if they had been direct record holders of Common Stock on the Record Date, provided such nominee holder provides an appropriate “Nominee Holder Certification Form” to the U.S. Subscription Agent with respect to each exercise.
     The Rights will expire at • p.m., U. S. Eastern time (• CET), on •, 2008, unless extended by the Company as described in the Prospectus (the “Expiration Time”). It is anticipated that the Rights will be traded on the American Stock Exchange under the symbol “•” and on the Oslo Stock Exchange under the symbol “•” beginning on or about •, 2008, following the commencement of the Rights Offering, until • p.m., U. S. Eastern time (• CET), on •, 2008, the last business day prior to the scheduled Expiration Time. The Company cannot assure you that a trading market for the Rights will develop.
     The number of Rights to which a holder is entitled is printed on the face of that holder’s Subscription Rights Certificate representing such Rights (each, a “Subscription Rights Certificate”). You should indicate your wishes with regard to the exercise, assignment, transfer or sale of your Rights by completing the Subscription Rights Certificate and returning it to the U.S. Subscription Agent in the envelope provided. The U.S. Subscription Agent for the Rights Offering is Computershare (“Computershare”).
     YOUR SUBSCRIPTION RIGHTS CERTIFICATE MUST BE RECEIVED BY THE U.S. SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS CERTIFICATE MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION PRICE MUST BE RECEIVED, AS MORE SPECIFICALLY DESCRIBED IN THE PROSPECTUS, BY THE U.S. SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME WILL EXPIRE.

1. Exercise of Rights.
     To exercise the Rights, deliver your properly completed and executed Subscription Rights Certificate, together with payment in full of the Subscription Price for each share of Common Stock subscribed for, to the U.S. Subscription Agent prior to the Expiration Time (unless complying with the guaranteed delivery procedures described below).
     Payment of the Subscription Price must be made for the full number of shares of Common Stock being subscribed for, by check or cashier’s check drawn upon a U.S. bank, or postal, telegraphic or express money order, in each case, payable to Computershare, as U.S. Subscription Agent, or by wire transfer of immediately available funds to the account maintained by the U.S. Subscription Agent for such purpose at [                                          ], [                     ], [                                           ], Ref: CanArgo Energy Corporation —Job                      —[name of U.S. Rights holder], Attn: [                      ], T: [                     ]). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by wire transfer. Payments of the Subscription Price will be deemed to have been received by the U.S. Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the U.S. Subscription Agent of any certified check, cashier’s check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (iii) receipt of collected funds in the U.S. Subscription Agent’s account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier’s check, money order or wire transfer of funds. Please note, however, that all exercises of the Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of the Rights. A holder should thus not exercise the Rights unless certain that it wishes to purchase additional shares of Common Stock at the Subscription Price of $0.10 per full share.
     If you subscribe for less than all of the Rights, the U.S. Subscription Agent will issue a new Subscription Rights Certificate in your name with respect to the unexercised Rights. You should be aware that if you choose to exercise less than all of the Rights, you may not receive a new Subscription Rights Certificate in sufficient time to exercise, assign, transfer or sell the remaining Rights.
     If you do not indicate the number of Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Rights that may be exercised with the aggregate Subscription Price payment you delivered to the U.S. Subscription Agent. If you subscribe for fewer than all of the shares represented by the Subscription Rights Certificate and do not indicate in box” E” below that you want a new Subscription Rights Certificate evidencing any unexercised Rights delivered to you or to someone else, you will be deemed to have elected not to subscribe for the remaining shares represented by the Subscription Rights Certificate, after which the remaining shares shall be purchased by the Standby Underwriters.
     The Subscription Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below), must be delivered by mail, by hand or by overnight courier to the U.S. Subscription Agent at the following address:
U.S. Subscription Agent:
Computershare
350 Indiana Street, Suite 800
Golden, CO 80401
(303) 262-0600 (phone)

Facsimile Transmission:
(303) 262-0609
To confirm receipt
of facsimile only:
(800) 962-4284
     The address and telephone numbers of the U.S. Subscription Agent for inquiries, information or requests for additional documentation with respect to the Rights or the Rights Offering are as follows:
Computershare
350 Indiana Street, Suite 800
Golden, CO 80401
(303) 262-0600 (phone)
Call toll-free: (800) 962-4284
Fax: (303) 262-0609
     If you wish to exercise your Rights, but you do not have sufficient time to deliver the Subscription Rights Certificate evidencing your Rights to the U.S. Subscription Agent prior to the Expiration Time, you may cause a written guarantee substantially in the form enclosed herewith (the “Notice of Guaranteed Delivery”) from a commercial bank, trust company, securities broker or dealer, credit union, savings association or other eligible guarantor institution which is a member of or a participant in a signature guarantee program acceptable to the U.S. Subscription Agent (each of the foregoing being an “Eligible Institution”), to be received by the U.S. Subscription Agent at or prior to the Expiration Time, together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Subscription Rights Certificate, the number of shares of Common Stock being subscribed for pursuant to the exercise of the Rights and must guarantee the delivery to the U.S. Subscription Agent of your properly completed and executed Subscription Rights Certificate within three business days following the date the U.S. Subscription Agent receives the Notice of Guaranteed Delivery. If this procedure is followed, your Subscription Rights Certificate must be received by the U.S. Subscription Agent within three business days following the date such Subscription Agent receives the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the U.S. Subscription Agent, at the address, or by calling the telephone number, indicated above.
     Banks, brokers, trusts, depositaries or other nominee holders of the Rights who exercise the Rights on behalf of beneficial owners of Rights will be required to certify to the U.S. Subscription Agent and the Company on a Nominee Holder Certification Form the number of Rights exercised pursuant to the Rights by each beneficial owner of Rights on whose behalf such nominee holder is acting.
2. Conditions to Completion of the Rights Offering.
     There are no conditions to the completion of the Rights Offering other than compliance with all requisite regulatory requirements.
3. Delivery of Shares of Common Stock.
     The following deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in your Subscription Rights Certificate.
     (a) Common Stock. As soon as practicable after the Expiration Time, the U.S. Subscription Agent will deliver to holders validly exercising Rights the shares of Common Stock purchased pursuant to such exercise unless such stockholders hold their shares in the book entry system maintained by DTC, in which case such holders shall have their shares reflected in appropriate book entries in such book entry system.
     (b) Return of Excess Payments. As soon as practicable after the Expiration Time, the U.S. Subscription Agent will promptly deliver to each Rights holder any excess funds, without interest or deduction, received in payment of the Subscription Price for each share of Common Stock that is subscribed for by such Rights holder.

4. To Sell or Transfer Rights.
     If you subscribe for fewer than all of the shares of Common Stock represented by your Subscription Rights Certificate, you may request from the U.S. Subscription Agent a new Subscription Rights Certificate representing your unexercised Rights and then subsequently exercise or sell your unexercised Rights as described below. Alternatively, you may transfer all or a portion of your Rights and request from the U.S. Subscription Agent a new Subscription Rights Certificate representing the Rights that you did not transfer, if any. However, the U.S. Subscription Agent will only facilitate subdivisions or transfers of Subscription Rights Certificates until • p.m., U.S. Eastern time (• CET), on •, 2008, three business days prior to the scheduled Expiration Time. The U.S. Subscription Agent will not issue any Subscription Rights Certificates for unexercised Rights after the Expiration Time.
     (a) Transfer of All or Less than All Unexercised Rights to One Designated Transferee. To transfer all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf, you must so indicate in box “F” and complete Section 2 of your Subscription Rights Certificate. A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued. If you wish to transfer less than all of your unexercised Rights to one designated transferee or to a broker, dealer or nominee for sale on your behalf, so indicate in box “F” and complete Section 2 of your Subscription Rights Certificate and the U.S. Subscription Agent will issue a new Subscription Rights Certificate in your name with respect to the unexercised Rights not transferred. In each case, such instructions should be guaranteed by an Eligible Institution. If no such instructions are received, the U.S. Subscription Agent will issue you a new Subscription Rights Certificate evidencing the unexercised Rights not transferred. When completing such instructions, consider that you may only transfer whole Rights and not fractional Rights. If box “F” is checked but Section 2 is not completed, the U.S. Subscription Agent may thereafter treat the bearer of the Subscription Rights Certificate as the absolute owner of all of the Rights evidenced by such Subscription Rights Certificate for all purposes, and neither the U.S. Subscription Agent nor the Company shall be affected by any notice to the contrary.
     (b) Transfer of All or Less than All Unexercised Rights to More than One Designated Transferee. Because only the U.S. Subscription Agent can issue Subscription Rights Certificates, if you wish to transfer all or less than all of the unexercised Rights evidenced by your Subscription Rights Certificate to more than one designated transferee or to more than one broker, dealer or nominee for sale on your behalf, you must first have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in Section 5 below. Each Subscription Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in Section 4(a) above.
     (c) Sale of All Unexercised Rights Through the U.S. Subscription Agent. If you are a record holder of a Subscription Rights Certificate, you may sell your Rights through the U.S. Subscription Agent.
     To sell unexercised Rights evidenced by a Subscription Rights Certificate through the U.S. Subscription Agent, so indicate by checking box “D” and completing Section 1. IF THE U.S. SUBSCRIPTION AGENT SELLS ANY OF YOUR RIGHTS, SUCH RIGHTS WILL BE DEEMED TO HAVE BEEN SOLD AT THE WEIGHTED AVERAGE NET SALE PRICE OF ALL RIGHTS SOLD BY THE U.S. SUBSCRIPTION AGENT ON THE RELEVANT DATE OF SALE. IF LESS THAN ALL SALES ORDERS RECEIVED BY THE U.S. SUBSCRIPTION AGENT ON A PARTICULAR DATE ARE FILLED, IT WILL PRORATE THE NET PROCEEDS FROM THE SALE OF RIGHTS THAT WERE ABLE TO BE EXECUTED AMONG YOU AND THE OTHER RIGHTS HOLDERS THAT ELECTED TO SELL THEIR RIGHTS ON THAT DATE BASED UPON THE NUMBER OF RIGHTS THAT EACH HOLDER HAS INSTRUCTED THE U.S. SUBSCRIPTION AGENT TO SELL ON SUCH DATE. THE U.S. SUBSCRIPTION AGENT IS REQUIRED TO SELL YOUR RIGHTS ONLY IF IT IS ABLE TO FIND BUYERS. The U.S. Subscription Agent will send the holder by mail a check for the net proceeds from the sale of any Rights sold, less any applicable broker’s commissions, taxes, and other expenses, as soon as practicable following the sale. NO ASSURANCE CAN BE GIVEN THAT A MARKET WILL DEVELOP OR BE MAINTAINED FOR THE RIGHTS OR THAT THE U.S. SUBSCRIPTION AGENT WILL BE ABLE TO SELL ANY RIGHTS. You must have your order to sell your Rights to the U.S. Subscription Agent by • p.m., U.S. Eastern time (• CET), on •, 2008, three business days prior to the Expiration Time. If the U.S. Subscription Agent cannot sell your Rights by • p.m., U.S. Eastern time (• CET), on •, 2008, the U.S. Subscription Agent will hold your Subscription Rights Certificate for pick up by you at the U.S. Subscription Agent’s hand delivery address provided above OR mail back to you the Subscription Rights Certificate representing the unsold Rights. We encourage you to review the discussion in the Prospectus under the headings “The Rights Offering—Methods for Transferring and Selling Subscription Rights.”
     (d) Sale of Less than All Unexercised Rights Through the U.S. Subscription Agent. If you desire to sell less than all your unexercised Rights through the U.S. Subscription Agent, you may have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in Section 5 below. The Subscription Rights Certificate evidencing the number of unexercised Rights you intend to sell can then be sold by following the instructions in Section 4(c). When completing such instructions, consider that you may only request that the U.S. Subscription Agent sell whole Rights and not fractional Rights.

     (e) Sale of Subscription Rights Through a Broker. If you are a beneficial owner of shares of Common Stock on the Record Date or will receive your Rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the Rights Offering. If you wish to sell your Rights through your broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to • p.m., U.S. Eastern time (• CET), on •, 2008, the last business day prior to the Expiration Time. If you sell your Rights through your broker, custodian bank or other nominee instead of the U.S. Subscription Agent, your sales proceeds will be the actual sales price of your Rights less any applicable broker’s commission, taxes or other fees, rather than the weighted average net sale price of all Rights sold by the U.S. Subscription Agent on the relevant date described above.
5. To Have a Subscription Rights Certificate Divided Into Smaller Denominations.
     To have your Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided), signed by you, to the U.S. Subscription Agent, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Time. Alternatively, you may assign your unexercised Rights to a bank or broker to effect such actions on your behalf. Your signature must be guaranteed by an Eligible Institution if any of the new Subscription Rights Certificates are to be issued in a name other than that in which the old Subscription Rights Certificate was issued. A Subscription Rights Certificate may only be divided so that (through rounding or otherwise) you, together with any purchaser or transferee of part of your Rights (if applicable), will not receive a greater number of Rights than those to which you would be entitled if you had not divided your Subscription Rights Certificate. Any instruction to the contrary will be rejected.
6. Delivery of New Subscription Rights Certificate.
     As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive new Subscription Rights Certificate(s) as provided hereunder in time to enable the Rights holder to complete a sale, exercise or transfer by the Expiration Time. Neither the Company nor the U.S. Subscription Agent will be liable to any holder, a transferor or transferee for any such delays.
7. Execution.
     (a) Execution by Registered Holder(s). The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration or change whatsoever. If the Subscription Rights Certificate is registered in the names of two or more joint owners, all of such owners must sign. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Company in its sole and absolute discretion, must present to the U.S. Subscription Agent satisfactory evidence of their authority to so act.
     (b) Execution by a Person Other than Registered Holder. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless the Company dispenses with proof of authority, in its sole and absolute discretion.
     (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you elect: (1) to transfer all or less than all of your unexercised Rights to a designated transferee or to a broker, dealer or nominee for sale on your behalf as specified in Section 4(a), (2) to have the U.S. Subscription Agent sell all of your unexercised Rights, as specified in Section 4(c), unless the proceeds are to be delivered to you in your name, or (3) that the Common Stock to be issued upon exercise of the Rights or any refund check is to be issued in the name of any person other than the Rights holder, or delivered to any person other than the Rights holder.
8. Method Of Delivery.
     The method of delivery of Subscription Rights Certificates and payment of the Subscription Price to the U.S. Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the U.S. Subscription Agent prior to the Expiration Time.
9.	Special Provisions Relating To The Delivery Of Rights Through The Depository Trust Company and VPS System.
     In the case of holders of Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Rights may be effected by instructing DTC to transfer Rights from the DTC account of such holder to the DTC account of the U.S. Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the exercise of the Rights.